Exhibit 99.5

NEW PEOPLES BANKSHARES, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase Shares (consisting of one share of common stock, par value $2.00 per share, and a warrant to purchase one (1) share of common stock for each five (5) Shares purchased in this offering), of New Peoples Bankshares, Inc. (the “Company”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for Shares.

Box 2. ☐ Please EXERCISE RIGHTS for Shares as set forth below:

A. Number of Shares Being Purchased:

B. Total Exercise Price Payment Required:

Payments should be made in U.S. Dollars and: (1) by personal check drawn on a U.S. Bank; (2) a bank check drawn on New Peoples Bank, Inc.; or (3) by wire transfer. Checks should be made payable to Registrar and Transfer Company – New Peoples Escrow. Wire instructions are attached.

Basic Subscription Right

I exercise rights	X	1.665	(no. of Shares)
(no. of your rights)		(ratio)

Therefore, I apply for	X	$ .00 =	$
(no. of Shares)		(subscription price)	(amount enclosed or wired)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Right, and wish to subscribe for additional Shares up to the total number of unsubscribed Shares, you may exercise your Over-Subscription Privilege. The Over-Subscription Privilege is subject to the rights of other eligible shareholders. If sufficient Shares are available, the Company will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of unsubscribed Shares, the Company will allocate the unsubscribed Shares among subscribers exercising their Over-Subscription Privilege by multiplying the number of Shares requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Shares available to be purchased through Over-Subscription Privileges divided by (y) the total number of Shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

Accordingly, my maximum Over-Subscription Privilege is:

16,666,667		Shares
(total offered Shares)	(total no. of Shares subscribed for above)	(maximum unsubscribed Shares)

Therefore, I apply for:

X $1.50
(no. of your over-subscription Shares subscribed for)	(subscription price)	(additional amount enclosed or wired)

Total Payment Required =	$

Box 3. ☐ Payment in the following amount is enclosed or wired.

$

(The total of the above Box 3 must equal the Total Payment Required.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of Shares indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the Shares I (we) have elected to purchase, the exercise will be invalid.

Name of beneficial owner(s):

Signature of Beneficial Owner(s):

If you arc signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

Wiring Instructions:
For Benefit of:	Registrar and Transfer Company
As Subscription Agent for Various Holders

Account Number:	276-053-5977

Bank:	TD Bank
6000 Atrium Way
Mt. Laurel, NJ 08054

ABA Number:	031-201-360